Filed pursuant to Rule 433
Registration No. 333-140456
Dated June 17, 2008

Foreign Exchange Strategies
12 Month Asian FX Bull Note
Final Terms	17-Jun-08

Summary

*2x Levered, 12 Month Note, Indexed to a Basket of Asian Currencies vs. USD
*Principal Increases as the Basket of Asian Currencies strengthens versus the USD

MTN Terms

Issuer:		Eksportfinans ASA
Type:		US MTN
Trade Date:		17-Jun-08
Settlement Date:		1-Jul-08
Determination Date:		23-Jun-09
Maturity Date:		7-Jul-09
Principal Amount:		USD 34,271,000
Denominations:		USD 1,000
Original Issue Price:		100.00%

The Aggregate Notional Amount of these Notes may be increased and if so the increased additional Notes may be sold at a different price to public.

Underwriting Fees:		0.25%

Net Proceeds:		99.75%

Principal Redemption at Maturity:		Basket Performance + Bonus

Basket Performance:		Max [0; 100% + 2 x (Final Index- Beginning Index)]

Bonus:		2.250%

Index:		The index is composed of a basket of long positions in the following currencies vs. the USD based on the forward currency rates.

1/3 Chinese Renminbi (CNY)
1/3 Malaysian Ringgit (MYR)
1/3 Singapore Dollar (SGD)

Initial Forward Rates:		CNY/USD = 6.4695
MYR/USD = 3.2125
SGD/USD = 1.3467

Beginning Index:		100.00%

Final Index:

For avoidance of doubt, Final Index will be expressed as a percentage at
4:00pm LDN Time on 23 June 2009 using the following WM Company pages:

	1	CNY/USD = WMRSPOT12
	2	MYR/USD = WMRSPOT13
	3	SGD/USD = WMRSPOT13

Principal Protection:		This note is non-principal protected but capital return is floored at 2.25%

Documentation:		According to the Issuer’s US MTN Programme
Dealer:		Goldman Sachs & Co
Business Days:		London and New York
Business Day Convention:		Following (Unadjusted)
Listing:		None
Calculation Agent:		Goldman Sachs International
CUSIP:		28264QJ39

Hypothetical Returns assuming a Beginning Index of 100.0% and a 2.25% Bonus: Upside returns are not limited to the values below

	Final Index Level	Principal Redemption at Maturity

	115.00%	132.250%
	113.50%	129.250%
	112.00%	126.250%
	110.50%	123.250%
	109.00%	120.250%
	107.50%	117.250%
	106.00%	114.250%
	104.50%	111.250%
	103.00%	108.250%
	102.50%	107.250%
	101.50%	105.250%

Beginning Index	100.00%	102.250%

	99.50%	101.250%

Breakeven	98.94%	100.130%

	98.50%	99.250%

Initial Spot Reference	98.16%	98.570%

	94.00%	90.250%
	92.50%	87.250%
	91.00%	84.250%
	89.50%	81.250%
	88.00%	78.250%
	68.00%	38.250%

Min Redemption	50.00%	2.250%

	44.00%	2.250%
	34.00%	2.250%

Note: This Security is Non Principal Protected

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.